UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 30, 2021

XCEL BRANDS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-31553	76-0307819
(Commission File Number)	(IRS Employer Identification No.)

475 10th Avenue, 4th Floor, New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

(347) 727-2474

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	XELB	NASDAQ Global Select Market

Item 1.01      Entry into a Material Definitive Agreement.

Item 2.01      Completion of Acquisition or Disposition of Assets

On March 30, 2021 (the “Signing Date”), GOLD LICENSING, LLC (the “Buyer”), a Delaware limited liability company, and wholly-owned subsidiary of Xcel Brands, Inc. (“Xcel” or the “Company”), entered into an asset purchase agreement (the “Asset Purchase Agreement”) with LORI GOLDSTEIN, LTD., a New York corporation (the “Seller”), and LORI GOLDSTEIN, an individual (“Shareholder”), pursuant to which the Buyer agreed to acquire, and the Seller and Shareholder agreed to sell, certain assets of the Seller, including the “Lori Goldstein” trademark and other intellectual property rights relating thereto, subject to the assumption of certain related liabilities.

Pursuant to the Asset Purchase Agreement, subject to the satisfaction of all conditions to the obligations of the Seller and the Buyer to consummate the transactions contemplated by the Asset Purchase Agreement on or before April 1, 2021 (the “Closing Date”), the Buyer will deliver $1,599,558.00 (the “Closing Cash Payment”) to the Seller. In addition, Buyer will deliver $2,044,750.00 (“Additional Cash Payment” and together with the Closing Cash Payment, the “Initial Cash Consideration”) to Seller on the earlier of (i) upon Buyer’s receipt of the first royalty payment from QVC, Inc. (“QVC”) in respect of the Transferred Assets (as defined in the Asset Purchase Agreement), and (ii) one hundred twenty (120) calendar days following the Closing (even if Buyer has not yet received such first royalty payment from QVC in respect of the Transferred Assets, and/or such first royalty payment is less than the Additional Cash Payment).

In addition to the Initial Cash Consideration, the Seller will be eligible to earn additional consideration of up to $12,500,000.00 (the “Earn-Out”), which would be payable, in cash, within 45 days after the end of each applicable calendar year during the Earn-out Period (as defined in the Asset Purchase Agreement) in an amount equal to (i) seventy-five (75%) percent multiplied by (ii) the Royalty Contribution (as defined in the Asset Purchase Agreement) for such calendar year (the “Annual Earn-Out Payment”).

In addition to the Earn-Out, commencing at the earlier of (i) the seventh calendar year following the Closing or (ii) full payment of the Earn-Out Amount, and provided that Shareholder’s employment agreement with Xcel shall be in effect as of the time the Incentive Earn-Out (as defined below) is earned (as opposed to when paid), Seller also shall be paid, annually, as additional consideration for the Transferred Assets, an incentive earn-out amount (the “Incentive Earn-Out Amount”) determined as follows: (i) an amount equal to 20.0% of any net royalties related to the Transferred Assets from QVC direct-response television in excess of $8,000,000 in each calendar year; but not to exceed $1,000,000.00 annually; plus (ii) 10% of any other net royalties related to the Transferred Assets for such period.

Pursuant to the Asset Purchase Agreement, Ms. Goldstein will retain certain media rights, including the rights to (a) be involved with and use the “Lori Goldstein” phrase and all other aspects of Shareholder’s persona, and (b) retain all monetary and non-monetary compensation without exception (including but not limited to all salaries, commissions, license payments, and marketing and promotional fees), in connection with Shareholder’s participation in, contribution to, or endorsement of theater and motion pictures and entertainment shows that air on television (other than direct shopping shows or any other direct-response television), film, radio, the internet, and/or any other medium (whether now known or hereinafter developed), appearances, books, blogs, and other publications and creative works, including the right to author, co-author, and otherwise help create (either alone or in collaboration with others) autobiographical books, memoirs, other literary works, visual works, and other creative works (including literary, visual, and other creative works that reference and/or display third-party products and services but only for purposes of identification, trademark nominative use, trademark statutory fair use, and copyright fair use, and not for purposes of offering such third-party products or services for sale), as well as the unrestricted right to use the “Lori Goldstein” phrase and all other aspects of Shareholder’s persona for identification, personal description, and all other purposes that do not directly relate to offering products or services for sale by Shareholder or any other party (collectively, the “Retained Media Rights”).

The Asset Purchase Agreement contains customary representations, warranties, covenants (including restrictive covenants), indemnification and other terms for transactions of this nature. The foregoing description is qualified by reference to the Purchase Agreement attached as Exhibit 2.1.

On April 1, 2021, the Buyer completed the acquisition of certain assets and assumption of certain related liabilities of the Seller as described above and in the Asset Purchase Agreement.

Concurrent with the Asset Purchase Agreement, on April 1, 2021, the Company entered into a ten-year (subject to earlier termination by the Company or Ms. Goldstein) employment agreement with Lori Goldstein such that she will serve as the Chief Creative Officer and Spokeswoman of the Lori Goldstein Brands. Ms. Goldstein is also required to promote the Lori Goldstein Brands through social media, television media (including QVC) and other media as reasonably requested by the Company. The agreement may renew for successive one-year periods upon mutual written agreement between the parties. Ms. Goldstein’s base salary is $900,000 per annum through December 31, 2021 and $1,200,000 per annum thereafter.

Ms. Goldstein is required to devote substantially her full business time and attention to the business and affairs of the Company and its subsidiaries; however, Ms. Goldstein may exercise her Retained Media Rights (as defined in the Asset Purchase Agreement) so long as such activities do not mutually interfere with the performance of her responsibilities in accordance with the employment agreement. The Company believes that it will benefit from Ms. Goldstein’s independent promotional activities by increased brand awareness of Lori Goldstein Brands.

If Ms. Goldstein’s employment is terminated without cause or if Ms. Goldstein resigns with good reason, then Ms. Goldstein will be entitled to receive her unpaid base salary and any other amounts due and owing through the termination date and an amount equal to her base salary in effect on the termination date for the shorter of 12 months and the remainder of the then-current term, provided, however, that prior to the date that is six months and one day after the termination date, no payments shall be made that exceed the lesser of: (i) the sum of (A) fifty percent (50%) of Ms. Goldstein’s base salary (at the rate in effect on the date of termination), and (B) any other taxable compensation paid to Ms. Goldstein in the prior calendar year; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Ms. Goldstein has a termination of employment. Ms. Goldstein would also be entitled to continue to participate in the Company’s group medical plan, subject to certain conditions, for the same period of time for which she would continue to receive her base salary pursuant to the terms of the agreement.

During the term of her employment by the Company Ms. Goldstein may not license her name or participate in any business or enterprise (other than the mere passive ownership of not more than 3% of the outstanding stock of any class of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market or the exploitation of the Retained Media Rights) that engages or proposes to engage in the Company’s business anywhere in the world other than the Company and its subsidiaries. For a one-year period after the termination of such employment (unless Ms. Goldstein’s employment was terminated without cause or was terminated by her for good reason), Ms. Goldstein may not engage in or participate in any business or enterprise that features her appearance on or use of her name in connection with direct-response television programming. Also during her employment and for a one-year period after the termination of such employment, Ms. Goldstein may not, directly or indirectly, solicit, induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries; or solicit, induce or attempt to induce any person who is, or was during the then-most recent 12-month period, a corporate officer, general manager or other employee of the Company or any of its subsidiaries, to terminate such employee’s employment with the Company or any of its subsidiaries; or hire any such person unless such person’s employment was terminated by the Company or any of its subsidiaries; or in any way interfere with the relationship between any such customer, supplier, licensee, employee or business relation and the Company or any of its subsidiaries.

In connection with the Asset Purchase Agreement, on April 1, 2021, the Company entered into a consulting agreement with the Seller, an entity wholly-owned by Ms. Goldstein pursuant to which the Seller shall furnish the services of Ms. Goldstein to the Company, and provide creative advice and consultation with respect to certain brands and products as requested by the Company. The Company will pay to Seller an annual fee of (i) $600,000 for the period commencing on the later of (x) April 1, 2021 and (y) the effective date of the acquisition of the QVC Agreement by the Company (the “Effective Date”) through December 31, 2021, pro-rated from the Effective Date, and (ii) $800,000 thereafter for such services. Upon the termination of the consulting agreement by the Company without cause and by Seller for good reason, the Seller will be entitled to (i) any unpaid consulting fee through and including the date of termination of this consulting agreement; (ii) a termination fee (“Early Termination Fee”) in an amount equal to the monthly consulting fee in effect on the termination date for the shorter of (x) twelve (12) months from the termination date, and (y) the remainder of the then-current term and  (iii) expenses incurred by Seller in accordance with the expense budget through the termination date.

Item 9.01      Financial Statements and Exhibits

(d)       Exhibits

2.1	Asset Purchase Agreement by and among GOLD LICENSING, LLC, LORI GOLDSTEIN, LTD. and LORI GOLDSTEIN, entered into on March 30, 2021.*

*     Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish a copy of any of the omitted schedules and exhibits to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

XCEL BRANDS, INC.
(Registrant)

	By:	/s/ James F. Haran
		Name:	James F. Haran
		Title:	Chief Financial Officer

Date: April 5, 2021